LICENSE AGREEMENT
                                -----------------

     THIS AGREEMENT is made as of August 13, 2002 (the "Effective Date") by and among BROWN UNIVERSITY RESEARCH FOUNDATION, a Rhode Island corporation ("BURF"), the MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a Massachusetts corporation ("M.I.T."), and CYBERKINETICS, INC., a Delaware corporation ("Licensee").

                                    RECITALS
                                    --------

     BURF and M.I.T. have certain rights to the Licensed Technology, as defined below.

     BURF and M.I.T. desire to have the Licensed Technology developed and commercialized to benefit the public and are willing to grant licenses thereunder.

     M.I.T.'s Vice President for Research has approved that M.I.T. is accepting equity as partial consideration for the rights and licenses granted under this Agreement.

     Licensee wishes to obtain licenses under the Licensed Technology on the terms and conditions of this Agreement.

     Each of BURF and M.I.T. wishes to grant licenses under the Licensed Technology to Licensee on the terms and conditions of this Agreement.

     BURF, M.I.T. and Licensee therefore agree as follows:

1.   DEFINITIONS

     The following terms shall have the meanings indicated in this Agreement:

     1.1. AGENT or LICENSORS' AGENT. Agent or Licensors' Agent shall mean BURF in its capacity as agent for the Licensors hereunder, acting pursuant to the provisions of Section 10.

     1.2. AGREEMENT. Agreement shall mean this Agreement, including all schedules, exhibits and attachments hereto.

     1.3. AFFILIATE. Affiliate shall mean, with respect to any Person, any other Person controlled by, controlling, or under common control with such Person. A Person shall be regarded as in control of another Person if it has direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such corporation or other entity, has the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or has the power to control the general management of such corporation or other entity, by contract, law or otherwise.

     1.4. BROWN LICENSED PATENTS. Brown Licensed Patents shall mean those Licensed Patents designated on Schedule 1.14 as Brown Licensed Patents.

     1.5. BROWN LIMITED FIELD PATENTS. Brown Limited Field Patents shall mean those Brown Licensed Patents designated on Schedule 1.14 as Brown Limited Field Patents.

     1.6. BROWN - M.I.T. AGREEMENT. Brown - M.I.T. Agreement shall mean the Agreement dated as of June 12, 2001 between Brown University and M.I.T., a copy of which is attached hereto as EXHIBIT A, which authorizes BURF to act in certain capacities on behalf of M.I.T., Brown University and itself, including without limitation the receipt of payments to be made hereunder, and provides for the allocation of such payments.

     1.7. CONFIDENTIAL INFORMATION. Confidential Information shall mean, with respect to each Party, (a) non-public proprietary data or information which belongs in whole or in part to such Party, its Affiliates or sublicensees and
(b) information expressly designated in this Agreement as Confidential Information of such Party.

     1.8. COVERED SUBLICENSE. Covered Sublicense shall mean a sublicense to the Licensed Patents or Licensed Data outside of the field of prosthetic devices or any other additional field in which Licensee will continue to be actively engaged in developing or commercializing Licensed Products after the grant of such sublicense.

     1.9       EFFECTIVE DATE. Effective Date is defined in the preamble.

     1.10. FEDERAL PATENT POLICY. Federal Patent Policy shall mean 35 U.S.C. ss. 200 et seq. and all regulations promulgated thereunder, as amended, and any successor statutes or regulations.

     1.11.     FDA. FDA shall mean the United States Food and Drug
Administration.

     1.12. LICENSED DATA. Licensed Data shall mean the data and research materials described in Schedule 1.12. Notwithstanding the foregoing, in no event shall M.I.T.'s interest in any data or research materials described in Schedule
1.12 be considered Licensed Data.

     1.13. LICENSED FIELD. Licensed Field shall mean all fields, except as follows:

     (a)       * * *

     (b)       * * *

     1.14. LICENSED PATENTS. Licensed Patents shall mean those patents and patent applications described on Schedule 1.14.

     1.15. LICENSED PRODUCT. Licensed Product shall mean any product the manufacture, use or sale of which would, absent the licenses granted by the Licensors to Licensees herein, infringe any Valid Claim included in any Licensed Patent.

     1.16. LICENSED TECHNOLOGY. Licensed Technology shall mean the Licensed Patents and the Licensed Data.

     1.17.     LICENSED TERRITORY. Licensed Territory shall mean worldwide.

     1.18.     LICENSOR. Licensor shall mean each of BURF and M.I.T.

     1.19. MAJOR MARKET COUNTRY. Major Market Country shall mean each of the following countries: * * *.

     1.20. M.I.T. COLLABORATION LICENSED PATENTS. M.I.T. Collaboration Licensed Patents shall mean those Licensed Patents designated on Schedule 1.14 as M.I.T. Collaboration Licensed Patents.

     1.21. NET SALES. Net Sales shall mean gross amounts invoiced for sales of a Licensed Product by Licensee, its Affiliates or its Sublicensees, as appropriate, to non-Affiliate Third Parties (other than Licensee's Sublicensees hereunder), less the sum of (i) trade, quantity and cash discounts actually allowed or paid, (ii) refunds, rebates, chargebacks, retroactive price



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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adjustments (including Medicaid, managed care and similar types of rebates), service allowances and broker's or agent's commissions actually allowed or paid,
(iii) credits or allowances given or made for rejections or returns of previously sold products or for wastage replacement actually taken or allowed,
(iv) taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates and refunds, and (v) charges for shipping, freight and insurance directly related to the distribution of the Licensed Product (excluding amounts reimbursed by Third Party customers). Sales of a Licensed Product by and between a Party and its Affiliates and Sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes. Sales of a Licensed Product for use in conducting clinical trials of such Licensed Product in a country of the Licensed Territory in order to obtain regulatory approval of such Licensed Product in such country shall be excluded from Net Sales calculations for all purposes.

     If a Licensed Product (a) consists of both (i) components causing such product to be a Licensed Product and (ii) other components or (b) is sold together with one or more other products for a single invoiced price (e.g., where a product is a medical device comprised of one component that is Licensed Product and other components that are not Licensed Products, or where a medical device that is a Licensed Product is packaged for sale with a second medical device that is not a Licensed Product) (each, a "Combination Sale"), the Net Sales for such Licensed Product shall be the portion of such Combination Sale properly allocable to such Licensed Product, determined as follows.

     Except as provided below, the Net Sales for a Licensed Product sold in such a Combination Sale shall equal the gross amount invoiced for sale of the Licensed Product and any and all other products or components, as the case may be, included in such Combination Sale reduced by the adjustments specified above in the definition of Net Sales (the "Net Combination Sale Amount"), multiplied by the fraction A/(A+B), where:

               * * *

     In the event that Licensee, its Affiliate or Sublicensee, as applicable, separately sells the Licensed Product included in a Combination Sale in a country, but does not separately sell all of the other products or components, as the case may be, included in such Combination Sale in such country, the calculation of "Net Sale" resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:

               * * *

     In the event that Licensee, its Affiliate or Sublicensee, as applicable, does not separately sell the Licensed Product contained in a Combination Sale in the country where such Combination Sale occurs, but does separately sell all of the other products or components, as the case may be, included in the Combination Sale in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:

               * * *

     Where the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.


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Net Sales for such Combination Sale shall be that portion of the Net Combination
Sale Amount reasonably determined in good faith mutually by the Parties which properly reflects the value of the Licensed Product included in the Combination Sale.

     1.22 PARTY. Party shall mean each party to this Agreement and their respective successors and permitted assigns.

     1.23.     PERSON. Person shall mean any natural person or legal entity.

     1.24. SUBLICENSEE. Sublicensee shall mean any Person to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

     1.25. SUBLICENSING FEES. Sublicensing Fees shall mean any payments received by Licensee (other than royalty payments or reimbursement of research or development expenses) as consideration for the granting of a Covered Sublicense, net of the value of any rights, interests or other consideration (including, without limitation, equity interests in Licensee) provided by Licensee to Sublicensee other than the sublicense to the Licensed Patents or Licensed Data.

     1.26. THIRD PART(Y/IES). Third Part(y/ies) shall mean any person(s) or entit(y/ies) other than BURF, M.I.T., Licensee or their respective Affiliates.

     1.27. VALID CLAIM. Valid Claim shall mean: (a) in the case of an issued and unexpired patent, a claim that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) in the case of a pending patent application, a pending claim that (i) was filed and is being prosecuted in good faith and (ii) has not been cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refilling of such application.

2.   LICENSE


     2.1.      GRANT OF LICENSES. Subject to the terms and conditions of this
Agreement: (x) BURF hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses, under BURF's interest in the Brown Licensed Patents, the M.I.T. Collaboration Licensed Patents and the Licensed Data, to make, have made, use, offer to sell, sell, have sold, distribute, have distributed, import and export Licensed Products in the Licensed Territory in the Licensed Field; and (y) M.I.T. hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses, under M.I.T.'s interest in the M.I.T. Collaboration Licensed Patents, to make, have made, use, offer to sell, sell, have sold, distribute, have distributed, import and export Licensed Products in the Licensed Territory in the Licensed Field. In addition, Licensee shall have the right to use the inventions and technology covered by the M.I.T. Collaboration Licensed Patents in animal implants (and related systems, devices and components) for the purposes of researching, developing and testing Licensed Products for human use. The licenses granted to Licensee under this Section 2.1 are subject to the following terms and conditions:

     (a) FEDERAL PATENT POLICY. To the extent that any invention included within the Licensed Technology has been partially funded by the United States Government, the United States Government retains certain rights in



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     unredacted version of this exhibit has been filed separately with the
     Commission.


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

     such invention as set forth in the Federal Patent Policy. As a condition of the licenses granted hereby, Licensee shall comply with all aspects of the Federal Patent Policy applicable to the Licensed Patents in the Licensed Territory in the Licensed Field. Nothing contained in this Agreement obligates or shall obligate any Licensor to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the Licensed Patents in regard to work already performed or to be performed by such Licensor. Each Licensor shall use reasonable efforts to reserve for Licensee the exclusive rights granted by each of them hereunder to the extent permitted under the Federal Patent Policy.

     (b)       [Reserved.]

     (c) M.I.T. COLLABORATION LICENSED PATENTS. M.I.T. retains the right for M.I.T. to use the M.I.T. Collaboration Licensed Patents for research, teaching and educational purposes.

     (d) BROWN LICENSED PATENTS. BURF retains the right for BURF and its Affiliate, Brown University, to use the Brown Licensed Patents and the M.I.T. Collaboration Licensed Patents in the Licensed Field solely for the internal, non-commercial research, teaching and other non-commercial scientific and academic purposes of BURF and its Affiliate, Brown University.

     (e) LICENSED DATA. BURF retains certain rights to use the Licensed Data, as more fully described in and subject to the terms and conditions set forth in Section 2.3(b).

     2.2. SUBLICENSING. Licensee shall have the right to grant one or more sublicenses to any Person of the rights granted to it under Section 2.1 at any time, consistent with the terms and conditions of this Agreement.

     2.3. OPTION TO ACQUIRE LICENSE TO ADDITIONAL INVENTIONS; ACCESS TO LICENSED DATA.

     (a) OPTION TO ACQUIRE LICENSE. BURF hereby grants Licensee an exclusive first option (the "Option") to acquire an exclusive license to any BURF interest in any invention (each, an "Additional Invention") (x) that is made after the Effective Date in the course of the performance of research funded in whole or in part under any grant listed on Schedule 2.3 (each, an "Ongoing Grant"), or (y) that constitutes an improvement to an invention or technology covered by a Licensed Patent and that results from the exercise of those retained rights (the "Retained Rights") described in
     Section 2.1(d). For purposes of this Agreement, "Additional Invention" shall not include any ownership interest of M.I.T. in any such invention. Further, "improvement to an invention or technology" shall mean any invention that constitutes a modification of, variation of, revision to or new use of such invention or technology and that is dominated, in whole or in part, by any Valid Claim in any Licensed Patent. The Option shall apply to all Additional Inventions made during the term of this Agreement, and Licensee's exercise or failure to exercise the Option with respect to a particular Additional Invention shall not affect Licensee's rights with respect to future Additional Inventions. Notwithstanding the foregoing,



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     unredacted version of this exhibit has been filed separately with the
     Commission.


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     nothing in this Agreement shall apply or be deemed to apply to M.I.T.'s interest, if any, in any Additional Invention nor to obligate M.I.T. in any way to grant a license, under M.I.T.'s interest in any Additional Invention, to any Additional Invention.

     As additional consideration for the grant of the Option, upon execution of this Agreement, Licensee shall grant to BURF an option (the "BURF "Stock Option") to purchase 48,430 shares of Licensee's common stock, par value $.001 per share ("Common Stock"), subject to vesting terms and other terms and conditions set forth in the option grant certificate dated as of the date hereof and attached to this Agreement as EXHIBIT B (the "BURF Stock Option Certificate").

BURF shall be free to grant a license to an Additional Invention to any Third Party if Licensee does not exercise the Option with respect to such Additional Invention, subject to the terms and conditions set forth in this Section 2.3(a). With respect to each Additional Invention, Licensee may exercise the Option on the following terms and conditions:

     (i) ADDITIONAL INVENTION NOTICE. BURF shall take reasonable actions to assure that those researchers exercising the Retained Rights promptly make invention disclosures to BURF regarding any Additional Inventions and delay publication of information regarding such Additional Inventions to the extent necessary to allow time for the preparation and filing of patent applications. BURF shall give written notice (the "Additional Invention Notice") to Licensee of any Additional Invention within 15 days of the receipt by BURF of an invention disclosure relating to any Additional Invention. The Additional Invention Notice shall describe the Additional Invention in reasonable detail. BURF shall promptly make available to Licensee, upon reasonable request, all available additional information regarding such Additional Invention. All such information shall be deemed to be BURF's Confidential Information subject to the provisions of Section 4.2.

     (ii) OPTION EXERCISE NOTICE. If Licensee elects, in its sole discretion, to exercise the Option with respect to the Additional Invention, Licensee shall give written notice (the "Option Exercise Notice") to BURF of its election to exercise within 90 days after receipt of the Additional Invention Notice.

     (iii) EFFECTIVE DATE OF EXERCISE. Effective as of the date 30 days after the date BURF receives the Option Exercise Notice (unless BURF requests negotiation of the license terms pursuant to Section 2.3(a)(iv), in which event the terms of Section 2.3(a)(iv) shall govern):

               (A) Any patents and patent applications covering such Additional Invention shall be deemed for all purposes of this Agreement to be included within the Brown Licensed Patents (subject to any additional terms imposed by a sponsored research agreement between BURF and any non-commercial sponsor of the research that resulted in the Additional Invention, but only to the extent that such terms are consistent with the terms generally imposed by non-commercial sponsors for similar research);

               (B) The Parties shall amend Schedule 1.14 to add a description of the patents and patent applications covering such Additional Invention to the list of Brown Licensed Patents;

               (C) Licensee shall reimburse BURF for all patent expenses related to such Additional Invention reasonably incurred by BURF



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     unredacted version of this exhibit has been filed separately with the
     Commission.


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

               prior to exercise of the Option, subject to BURF providing reasonable documentation of such expenses;

               (D)  Licensee shall pay BURF * * *, and

               (E) Pursuant to the terms of the BURF Stock Option Certificate, the BURF Stock Option shall become exercisable with respect to an additional * * * of the shares of Common Stock subject to the BURF Stock Option (subject to the maximum number of shares for which the BURF Stock Option is exercisable and the other terms set forth in the BURF Stock Option Certificate).

     (iv) BURF RIGHT TO REQUEST NEGOTIATION. If BURF reasonably determines that the compensation terms of this Agreement would not reflect fair market value consideration for an exclusive license of the Additional Invention, BURF shall so notify Licensee within 20 days after receipt of the Option Exercise Notice that it requests negotiation of the terms of such license (a "Negotiation Request"). Promptly after Licensee receives the Negotiation Request, BURF and Licensee will enter into good faith negotiations with each other for 90 days (or such longer period as mutually agreed by BURF and Licensee) in an effort to reach agreement on mutually satisfactory terms for the licensing of such Additional Invention.

     If BURF and Licensee do not agree on such terms within such time period, BURF shall thereafter be free to license such Additional Invention to a Third Party or Third Parties, subject to Licensee's right to submit the matter to mediation, as provided below in clause (A) below, and Licensee's Right of First Refusal, as provided below in clause (B) below.

               (A) Licensee may at its option require the matter to be submitted to mediation pursuant to the terms of Section 9, with Licensee having the option to accept or reject the recommendation of the mediator(s). If Licensee rejects such proposed terms, BURF shall be free to license such Additional Invention to a Third Party or Third Parties at any time and the Right of First Refusal provided for in clause (B) below shall not apply to such Additional Invention.

               (B) If Licensee does not require the matter to be submitted to mediation pursuant to clause (A) above, Licensee shall have a right of first refusal with respect to the Additional Invention (the "Right of First Refusal") on the terms and conditions set forth in this clause (B). Prior to granting any license to the Additional Invention to any Third Party, BURF shall give written notice (the "Offer Notice") to Licensee of the name and address of the Third Party to whom the license is to be granted and the material terms and conditions of such proposed license and shall offer Licensee the opportunity to license the Additional Invention on the same terms and conditions; PROVIDED, HOWEVER, that if BURF is not permitted, under the terms of an agreement with the Third Party, to disclose the Third Party's name and address, BURF shall not be required to do so but shall provide Licensee with a general description of the Third Party's organizational type (e.g., public or private entity, for-profit or non-profit, newly organized entity or established entity, etc.) and industry (e.g., medical devices, telecommunications, etc.). If Licensee elects to license the Additional Invention on such terms and conditions, Licensee shall so notify BURY within



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.


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               30 days of receipt of the Offer Notice; if such election is made,
               Licensee and BURF shall promptly amend this Agreement or enter into a separate license agreement on such terms and conditions.
               If Licensee does not respond within such 30-day period, or if Licensee notifies BURF that it does not elect to license the Additional Invention on such terms and conditions, BURF shall be free to license such Additional Invention to the Third Party named in the Offer Notice on the terms and conditions set forth in the Offer Notice; provided, however, that if a license with the Third Party on the same terms and conditions is not entered into by BURF within 90 days, the Additional Invention shall again be subject to the Right of First Refusal requirements set forth in this clause (B).

     (v) THIRD PARTY LICENSES. Except as otherwise provided in Section 2.3(a)(iv), BURF shall not grant a license to the Additional Invention to any Third Party, (or enter into negotiations or discussions with, or solicit interest from, any Third Party regarding a license to the Additional Invention), unless and until: (i) Licensee notifies BURF that it declines the opportunity to exercise the Option with respect to the Additional Invention or (ii) Licensee does not respond to BURF within 90 days after receipt of the Additional Invention Notice.

     (b) ACCESS TO LICENSED DATA. BURF retains the right to grant access to Brown University faculty researchers and faculty researchers at other academic institutions to use the Licensed Data for non-commercial research purposes; PROVIDED, HOWEVER, that any researcher granted access to the Licensed Data shall be required to enter a Material Transfer Agreement substantially in the form of EXHIBIT C with BURF (with such changes as BURF and Licensee may mutually agree to make). Pursuant to the terms of the applicable Material Transfer Agreement, any data developed or generated using such Licensed Data and any invention made using such Licensed Data shall be deemed to be an Additional Invention for purposes of this Agreement and subject to Licensee's Option to license such data or invention pursuant to the provisions of Section 2.3(a). Notwithstanding the foregoing, neither M.I.T. nor any M.I.T. researcher shall be required to enter into a Material Transfer Agreement to use the Licensed Data in connection with the research being performed under the Subaward between Brown and M.I.T. (a copy of which is attached hereto as EXHIBIT A).

3.   CONSIDERATION, RECORD-KEEPING AND PAYMENTS

3.1. PAYMENTS AND OTHER CONSIDERATION.

(a) INITIAL PAYMENT. Licensee shall pay to Licensors' Agent on the Effective Date of this Agreement an amount equal to * * *, which includes reimbursement in full for reasonable out-of-pocket patent expenses incurred with respect to the Licensed Patents prior to the Effective Date.

(b) LICENSE MAINTENANCE FEES. Subject to the limitations set forth in Section 3.1(f), Licensee shall pay * * * to the Licensors' Agent on the third anniversary of the Effective Date and each anniversary date thereafter.



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(c)  RUNNING ROYALTIES. Licensee shall pay or cause to be paid to the Licensors'
Agent running royalties equal to the Applicable Percentage (as defined below) of Net Sales of Licensed Products by Licensee, its Affiliates and Sublicensees, subject to the following terms and conditions:

     (i)       APPLICABLE PERCENTAGE. The "Applicable Percentage" shall equal *
     * * for the first * * * of aggregate Net Sales of Licensed Products by Licensee, its Affiliates and Sublicensees. The "Applicable Percentage" shall equal * * * for aggregate Net Sales of Licensed Products by Licensee, its Affiliates and Sublicensees in excess of * * *. The Applicable Percentage is subject to adjustment pursuant to the provisions of clause
     (iii) below.

     (ii) ROYALTY REPORTS AND PAYMENTS. Within 60 days after March 31, June 30, September 30 and December 31 of each year, Licensee shall deliver to the Licensors' Agent a true and accurate report, giving such particulars of the business conducted by Licensee and any Sublicensees during the preceding three calendar months under this Agreement as are pertinent to an accounting for any running royalty payments hereunder. If no payments are due, it shall be so reported. No such reports shall be due before the first commercial sale of a Licensed Product. The total royalty due for the sale of Licensed Products during such calendar quarter shall be remitted at the time such report is made.

     (iii) ROYALTY ADJUSTMENT. "Required Royalties" shall mean royalties payable by Licensee, its Affiliates or Sublicensees to any Third Party with respect to any intellectual property that Licensee is required to license in order to practice the Licensed Patents. The Applicable Percentage with respect to any Net Sales shall be reduced by * * * of any Required Royalties payable with respect to such Net Sales; PROVIDED, HOWEVER, that the Applicable Percentage shall in no event be reduced by more than * * * solely as a result of this provision.

     (iv) CUMULATIVE ROYALTIES. The obligation to pay royalties shall be imposed only once with respect to a single unit of a Licensed Product regardless of how many Valid Claims included within the Licensed Patents would, but for this Agreement, be infringed by the manufacture, use, import, offer for sale or sale of such Licensed Product in the country(ies) of such manufacture, use or sale.

     (v) TERMINATION OF ROYALTY OBLIGATION. Licensee's obligation to pay a running royalty on Net Sales of a Licensed Product shall terminate on a country-by-country basis upon the date on which the last Valid Claim included within the Licensed Patents, which Valid Claim would be infringed by the manufacture, use or sale of such Licensed Product in such country, ceases to be a Valid Claim (e.g., upon expiration, lapse, disclaimer, holding that such claim is invalid or unenforceable, etc.). After termination of Licensee's obligation to pay a running royalty on Net Sales of a Licensed Product in a country, no further royalties shall be payable in respect of sales of such Licensed Product in such country and, thereafter, the licenses granted to Licensee under Section 2.1 with respect to such Licensed Product in such country shall be fully paid-up, perpetual, exclusive, irrevocable, royalty-free licenses.

(d) EQUITY. Licensee shall, simultaneously with the execution and delivery of this Agreement, issue to BURT and M.I.T. * * * shares of Licensee's Common Stock (80% of which shall be issued to BURF and 20% of which shall be issued to M.I.T.) pursuant to Stock Subscription Agreements executed by each of BURF and M.I.T. dated as of the date hereof and attached to this Agreement as EXHIBIT D.



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     unredacted version of this exhibit has been filed separately with the
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Such shares of Common Stock, when issued to BURF and M.I.T., shall be fully-paid and non-assessable. Simultaneously with the delivery of such shares of Common Stock, each of BURF and M.I.T. shall execute the Stockholders' Rights Agreement substantially in the form attached hereto as EXHIBIT E.

(e) SUBLICENSING FEES. Subject to the limitations set forth in Section 3.1(f), in the event Licensee receives any Sublicensing Fees in connection with the grant to any Third Party(ies) of a Covered Sublicense, Licensee shall pay to the Licensors' Agent the amount equal to: (i) * * * of such Sublicensing Fees if such Sublicensing Fees are received by Licensee within * * * after the Effective Date of this Agreement, or (ii) * * * of such Sublicensing Fees if such Sublicensing Fees are received by Licensee * * * of the Effective Date of this Agreement. Any such payment to the Licensors' Agent shall be made within thirty
(30) days of Licensee's receipt of such Sublicensing Fees.

(f) MAXIMUM AMOUNT OF LICENSE MAINTENANCE FEES AND SUBLICENSING FEES. The aggregate amount payable by Licensee pursuant to Section 3.1(b) (License Maintenance Fees) and Section 3.1(e) (Sublicensing Fees) shall not exceed * * *, reduced by * * * of the aggregate amounts previously expended by Licensee in connection with the development of Licensed Products, in no event to be reduced below * * *. Licensee shall have no further obligation to pay the Licensors' Agent pursuant to Section 3.1(b) or Section 3.1(e) after Licensee has paid the aggregate amount described in the prior sentence.

3.2. RECORDS. During the term of this Agreement and for three years thereafter, Licensee shall keep complete and accurate records of Licensee's, any Affiliate's and any Sublicensee's sales of Licensed Products and such other matters as may affect the determination of any amount payable to the Licensors hereunder in sufficient detail to enable the Licensors' Agent or its authorized representatives to determine any amounts payable under this Agreement. Licensee shall permit the Licensors' Agent or its authorized representatives, at Agent's expense (except as provided below), to examine periodically (but no more frequently than once per year) its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement or the accuracy of any amount payable hereunder. Licensee shall also permit the Licensors' Agent or its authorized representatives to examine periodically (but no more frequently than once per year) any documents relating to its sublicensing of the Licensed Patents during regular business hours. Should any examination conducted by the Licensors' Agent or its authorized representatives pursuant to the provisions of this Section 3.2 result in a determination of an underpayment of more than * * * of any payment due from Licensee hereunder, Licensee shall be obligated to pay any reasonable out-of-pocket expenses incurred by the Licensors' Agent with respect to such examination.

     3.3. FORM OF PAYMENT; TAXES AND WITHHOLDING. All amounts payable and calculations hereunder shall be in United States dollars. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations of any country in the Licensed Territory. If Licensee is so required to deduct or withhold, Licensee will (i) promptly notify the Licensors' Agent of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

that such amount has been assessed against any Licensor, and (iii) promptly forward to the Licensors' Agent an official receipt (or certified copy) or other documentation reasonably acceptable to the Licensors' Agent evidencing such payment to such authorities.


     3.4. INTEREST. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the calendar quarter to which such payment relates calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by THE WALL STREET JOURNAL on the date such payment is due, provided that in no event shall such annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such royalty payments when made shall be accompanied by all interest so accrued. Payment and acceptance of interest shall not negate or waive the right of the Licensors to any other remedy, legal or equitable, to which they may be entitled because of the delinquency of the payments

4.   PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     4.1.      PATENT PROSECUTION; PATENT COSTS.

     (a) Licensee shall be responsible for preparing, filing, prosecuting, maintaining and defending all Licensed Patents other than the Brown Limited Field Patents. Licensee shall seek and use best efforts to maintain the strongest and broadest patent claims practicable in the best interests of M.I.T. with respect to the M.I.T. Collaboration Licensed Patents. Licensee shall provide the Licensors' Agent with copies of all filings and relevant documentation and a reasonable opportunity in advance to comment on such filings. Licensee will not abandon any patent application in the Licensed Patents (other than the Brown Limited Field Patents), or make prosecution-related decisions that would affect the strength or breadth of any claims in such patent applications, without giving the Licensors' Agent a reasonable opportunity to comment on such action or decision.

     (b) BURF shall be responsible for preparing, filing, prosecuting, maintaining and defending the Brown Limited Field Patents. BURF shall provide Licensee with copies of all filings and relevant documentation and a reasonable opportunity in advance to comment on such filings. BURF will not abandon any patent application in the Brown Limited Field Patents, or make prosecution-related decisions that would have a material impact on the nature or scope of any claims in such patent applications, without giving Licensee a reasonable opportunity to comment on such action or decision.

     (c) Licensee shall bear all costs in connection with the preparation, filing, prosecution, maintenance and defense of the Licensed Patents and, except as provided in Section 4.1(e), shall reimburse BURF for all reasonable costs incurred by BURF in connection with the preparation, filing, prosecution, maintenance and defense of the Brown Limited Field Patents. In the event that BURF enters into one or more licenses with Third Parties of BURF'S interest in the Brown Limited Field Patents outside the Licensed Field, the amount Licensee is obligated to reimburse BURF for patent costs under the prior sentence shall be reduced to a pro rata share of such costs based on the number of licensees.



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     (d) In the event that Licensee determines to abandon prosecution of, or to cease to maintain, any Licensed Patent (other than the Brown Limited Field Patents) in any country, Licensee shall so notify the Licensors' Agent and shall permit the Agent, in its sole discretion, at the Agent's expense, to continue to prosecute or maintain such Licensed Patent in such jurisdiction, and Licensee shall cooperate with the Agent in regard thereto. If such country is a Major Market Country and the Agent does so prosecute, the licenses granted to Licensee under Section 2.1 shall terminate in such country with respect to any Licensed Patents issuing in such country as a result of such prosecution

     (e) On a country-by-country basis, Licensee may elect not to reimburse BURF for the preparation, filing, prosecution and maintenance of the Brown Limited Field Patents in such country by giving written notice to BURF. In the event that Licensee elects not to, or fails to, reimburse BURF for such costs in any country, BURF, in its sole discretion, may continue to prosecute or maintain such Brown Limited Field Patents in such country at BURF's expense. If such country is a Major Market Country and BURF does so prosecute the Brown Limited Field Patents, the licenses granted to Licensee under Section 2.1 shall terminate in such country with respect to any Brown Limited Field Patents issuing in such country as a result of such prosecution.

     (f) Each Party shall, and shall cause its Affiliates, employees, attorneys and agents to, cooperate fully with the other Parties and provide all information and data and execute any documents reasonably required or requested in order to allow the other Party(ies) to prepare, prosecute, file, and maintain patents and patent applications pursuant to this Section
     4.1 for no additional compensation.

     (g)       Reimbursement to be made to BURF by Licensee pursuant to this
     Section 4.1 will be made pursuant to invoices submitted by BURF to Licensee no more often than once per calendar quarter. Payment shall be due within 30 days after Licensee receives such an invoice from BURF. Each invoice must be accompanied by supporting documentation sufficiently demonstrating the expense so incurred.

     4.2. CONFIDENTIAL INFORMATION. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five years thereafter, each Party (the "Receiving Party") receiving any Confidential Information of any other Party hereunder (the "Disclosing Party") that is disclosed in writing and marked as "Confidential ," "Proprietary" or the substantial equivalent thereof shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement, except for Confidential Information that the Receiving Party can establish:

     (a) was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party and the Receiving Party has documentary evidence to that effect;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     (c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the Receiving Party or any of its Affiliates;

     (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

     (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party and the Receiving Party has documentary evidence to that effect.

Notwithstanding the foregoing, each Party may disclose Confidential Information belonging to another Party to the extent such disclosure is reasonably necessary to file or prosecute patent applications as contemplated by this Agreement, to prosecute or defend litigation, to exercise its rights hereunder, and to comply with applicable governmental laws and regulations. In the event a Party shall deem it reasonably necessary to disclose Confidential Information belonging to another Party pursuant to this Section 4.2, the Disclosing Party shall to the extent possible give reasonable advance written notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

     4.3.      ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS.

     (a) If any Party becomes aware of any infringement, anywhere in the world, of any issued patent within the Licensed Patents, such Party will notify the other Parties in writing to that effect.

     (b) If a Third Party is infringing or appears to be infringing any of the Licensed Patents in the Licensed Field, Licensee shall have the initial right, at its own expense, to take action to obtain a discontinuance of infringement or bring suit against such Third Party infringer and to join each Licensor as a party plaintiff (to the extent such Licensor holds rights in such Licensed Patents); PROVIDED that if required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, and FURTHER PROVIDED that Licensee shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action. Prior to commencing any such action relating to infringement of the M.I.T. Collaboration Licensed Patents, Licensee shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. Licensee shall not enter into any settlement, consent judgment, or other voluntary FINAL disposition of any infringement action relating to infringement of the M.I.T. Collaboration Licensed Patents under this Section without the prior written consent of M.I.T. Such right of Licensee shall remain in effect until 90 days after the date notice is given under Section 4.31(a). If, after the expiration of the 90-day period, Licensee has not obtained a discontinuance of infringement of the Licensed Patents, filed suit against any such Third Party infringer of the Licensed Patents, or provided the Licensors' Agent with information and arguments demonstrating to the Agent's reasonable satisfaction that there is insufficient basis for the allegation of such infringement of the Licensed Patents, then the Agent



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Licensed Patents, provided that the Agent shall bear all the expenses of such suit.

     If a Third Party is infringing or appears to be infringing any of the Licensed Patents outside of the Licensed Field, the Licensors' Agent retains the initial right to take action to obtain a discontinuance of infringement or bring suit against such Third Party infringer. If the Agent fails to take such action or bring such suit within 90 days after the date notice is given under Section 4.3(a), Licensee shall have the right, but not the obligation, to take such action or bring such suit (subject to the same terms and conditions as apply to other actions and suits initiated by Licensee under this Section 4.3(b)) if the alleged infringement could have an adverse effect on Licensee's rights under this Agreement or the development or commercialization of Licensed Products.

     (c) Licensee shall not consent to the entry of any judgment or enter into any settlement with respect to such proceedings without the prior written consent of the Licensors' Agent (which consent shall not unreasonably be withheld or delayed). Neither Licensors' Agent nor any Licensor shall consent to the entry of any judgment or enter into any settlement with respect to such proceedings without the prior written consent of Licensee (which consent shall not unreasonably be withheld or delayed).

     (d) The Party initiating any suit or action for infringement of the Licensed Patents against a Third Party in accordance with this Section 4.3 (the "Initiating Party") shall have sole control of such proceedings; PROVIDED, HOWEVER, that each Party shall have the right to consult with the Initiating Party and to participate in and be represented by independent counsel in such litigation at its own expense. Each Party shall cooperate with the Initiating Party in any such suit or action (including by executing any documents required to enable the Initiating Party to initiate such litigation). The Initiating Party shall bear the reasonable expenses (excluding legal fees and expenses) incurred by the other Parties in providing assistance and cooperation as is requested by the Initiating Party; PROVIDED, HOWEVER, that Licensee may set-off against any royalty payment or payments owed under this Agreement its reasonable out-of-pocket expenses, including reasonable legal fees and expenses, incurred in connection with any such proceeding that Licensee initiates; PROVIDED, FURTHER, however that no such royalty payment shall be reduced by more than
     * * * by any such offset.

     (e) The Initiating Party shall incur no liability to the other Parties as a consequence of any unfavorable decision resulting from any action or suit initiated pursuant to this Section 4.3, including any decision holding any of the Licensed Patents invalid or unenforceable.

     (f) Any recovery obtained by any Party as a result of any such proceeding against a Third Party infringer shall be applied as follows: (i) first to reimbursement of the unreimbursed legal fees and expenses incurred by the Initiating Party; (ii) second to the reimbursement of the unreimbursed legal fees and expenses incurred by the other Parties; (iii) third to the payment to the Licensors' Agent of any amounts that were



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     set-off against royalty payments pursuant to Section 4.3(d); and (iv) then the remainder shall be divided by Licensors and Licensee as follows:

               (i) If the remaining amount awarded is calculated with respect to lost profits, Licensee shall receive an amount equal to the damages which it has been determined that Licensee has suffered as a result of the infringement, less the amount of any royalties or other payments that would have been due to Licensors had Licensee made the Net Sales that would have resulted in such profits, and the Licensors' Agent shall receive an amount equal to such deducted royalties or other payments; and

               (ii) If the remaining amount awarded is calculated other than with respect to lost profits, sixty-seven percent (67%) of such amount shall be awarded to the Initiating Party and thirty-three percent (33%) to the other Party(ies) (Licensee or the Licensors' Agent (on behalf of the Licensors), as the case may be).

5. OPERATIONS UNDER THE LICENSE

     5.1.      DUE DILIGENCE.

     (a) OBLIGATION WITH RESPECT TO BROWN LICENSED PATENTS. Licensee shall use commercially reasonable efforts to commercialize the Brown Licensed Patents. If BURF believes that Licensee has failed to comply with its due diligence obligations under this Section 5.1(a), Licensee shall (i) within 60 days of Licensee's receipt of written notice of such failure, provide to BURF a commercially reasonable plan to remedy such failure and
     (ii) cure such failure in accordance with such plan within the time provided for under such plan.

     (b)       OBLIGATION WITH RESPECT TO M.I.T. COLLABORATION LICENSED
     PATENTS. Licensee shall use commercially reasonable efforts to commercialize the M.I.T. Collaboration Licensed Patents. If M.I.T. believes that Licensee has failed to comply with its due diligence obligations under the first sentence of this Section 5.1(b), Licensee shall (i) within 60 days of Licensee's receipt of written notice of such failure, provide to M.I.T. a commercially reasonable plan to remedy such failure and (ii) cure such failure in accordance with such plan within the time provided for under such plan. In addition:

               (i) If Licensee (or its Affiliate or Sublicensee, as the case may be) fails to develop a working prototype using technology covered by the M.I.T. Collaboration Licensed Patents before December 31, 2004, M.I.T. may, on or after such date, terminate the license granted by M.I.T. pursuant to Section 2.1(y) and the license to BURF's interest in the M.I.T. Collaboration Licensed Patents granted by BURF pursuant to
               Section 2.1(x) by giving written notice to Licensee, such termination to be effective as of the date of Licensee's receipt of such notice.

               (ii) If the first commercial sale of a Licensed Product using technology covered by the M.I.T. Collaboration Licensed Patents does not occur before * * *, M.I.T. may, on or after such date, terminate the license granted by M.I.T. pursuant to Section 2.1(y) and the license to BURF's interest in the M.I.T. Collaboration Licensed Patents granted by BURF pursuant to
               Section 2.1(x) by giving written notice to Licensee, such termination to be effective as of the date of Licensee's receipt of such notice; PROVIDED, HOWEVER, that M.I.T. shall extend this deadline to * * * upon Licensee documenting to M.I.T. that



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

               Licensee (or its Affiliate or Sublicensee(s), as the case may be) will commit the equivalent of two employees to work full time in an attempt to achieve such goal by * * *; PROVIDED, FURTHER, HOWEVER, that in the event that the deadline is extended and the first commercial sale of a Licensed Product using technology covered by the M.I.T. Collaboration Licensed Patents does not occur before the extended deadline of * * *, but Licensee can show that it has been commercially diligent in attempting to achieve such goal before the extended deadline, M.I.T. shall enter into good faith negotiations with Licensee to extend the deadline further, provided that any such further extension shall be solely at M.I.T.'s discretion

               (iii) If (A) the amount of Net Sales of Licensed Products using technology covered by the M.I.T. Collaboration Licensed Patents does not equal or exceed * * * in the calendar year * * * or (B) the amount of Net Sales of Licensed Products using technology covered by the M.I.T. Collaboration Licensed Patents does not equal or exceed * * * in any calendar year thereafter, M.I.T. may, on or after such date, terminate the license granted by M.I.T. pursuant to Section 2.1(y) and the license to BURF's interest in the M.I.T. Collaboration Licensed Patents granted by BURF pursuant to Section 2.1(x) by giving written notice to Licensee, such termination to be effective as of December 31 of the year in which such notice is given; PROVIDED, HOWEVER, that M.I.T. shall extend the deadline for satisfaction of the goal set forth in clause (A), from calendar year * * *to calendar year * * *, upon Licensee documenting to M.I.T. that Licensee (or its Affiliates or Sublicensees, as the case may be) will commit the equivalent of two employees to work full time in an attempt to achieve such goal during calendar year * * *; PROVIDED, FURTHER, HOWEVER, that in the event that the deadline is extended and such goal is not satisfied in the calendar year * * *, but Licensee can show that it has been commercially diligent in attempting to achieve such goal before the extended deadline, M.I.T. shall enter into good faith negotiations with Licensee to extend the deadline further, provided that any such further extension shall be solely at M.I.T.'s discretion.

     (c) REPORTS. Licensee shall provide to BURF and M.I.T. at least once per year a written report of its activities and efforts toward commercialization of the applicable Licensed Patents in sufficient detail to allow the Licensors to monitor Licensee's compliance with the provisions of this Section 5.1. Licensee shall also provide written notice to BURF and M.I.T., as soon as practicable after each of the deadlines set forth in
     Section 5.1(b), stating whether or not the applicable goal set forth in
     Section 5.1(b) has been satisfied by such deadline, together with reasonable supporting documentation.

     5.2. COMPLIANCE WITH LAW. Licensee shall comply with and shall insure that any Sublicensee complies with all government statutes and regulations that relate to Licensed Products, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1979 (50 App. U.S.C. ss.2401 et. seq.), as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country. Without limiting the generality of the foregoing, Licensee agrees that all Licensed Products used or sold in the United States shall be manufactured substantially in the United



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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States to the extent required by and in compliance with the Federal Patent
Policy.

     5.3. MARKING. Licensee shall cause all Licensed Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Licensee shall similarly cause all Licensed Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practice of such country.

6.   REPRESENTATIONS AND WARRANTIES; WARRANTY DISCLAIMER

6.1. REPRESENTATIONS AND WARRANTIES.

     (a)  Licensee hereby represents and warrants to BURF and M.I.T. as follows:

          (i) Licensee is a corporation duly organized and validly existing under the laws of the State of Delaware.

          (ii) Licensee has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Licensee has been duly authorized by all requisite corporate action on the part of Licensee.

     (b)  BURF hereby represents and warrants to Licensee as follows:

          (i) BURF has the corporate power and authority to execute and deliver this Agreement, to grant the licenses granted by it hereunder to Licensee and to perform its other obligations hereunder, and the execution, delivery and performance of this Agreement by BURF has been duly authorized by all requisite corporate action on the part of BURF.

          (ii) As of the Effective Date, BURF is the sole owner of the Brown Licensed Patents and is the joint owner, with M.I.T., of the M.I.T. Collaboration Licensed Patents. As of the Effective Date, BURF has not granted licenses or other rights under BURF's interests to practice any of the Brown Licensed Patents, the M.I.T. Collaboration Licensed Patents or the Licensed Data to any other Person.

          (iii) As of the Effective Date, BURF has received no notice of infringement or notice of any pending claim with respect to any of the Brown Licensed Patents, the M.I.T. Collaboration Licensed Patents or the Licensed Data.

     (c)  M.I.T. hereby represents and warrants to Licensee as follows:

          (i) As of the Effective Date, the M.I.T. Technology Licensing Office has not granted a license to any other Person under M.I.T.'s interests in the patent application known as M.I.T. case number * * *.

6.2.    WARRANTY DISCLAIMERS

(a)  EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, BURF AND



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.


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M.I.T. MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE LICENSED
PATENTS OR LICENSED DATA, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,
NONINFRINGEMENT, VALIDITY OF LICENSED PATENT CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, BURF and M.I.T. make no warranty or representation (i) regarding the validity or scope of the Licensed Patents, or (ii) that the exploitation of the Licensed Patents or Licensed Data or any Licensed Product will not infringe any patents or other intellectual property rights of a Third Party. IN NO EVENT SHALL M.I.T., BURF, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. OR BURF SHALL BE
ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

(b) BURF acknowledges and agrees that nothing in this Agreement shall be construed as representing an estimate or projection of either (a) the number of Licensed Products that will or may be successfully developed or commercialized or (b) anticipated sales or the actual value of any Licensed Product and that the figures set forth in this Agreement or that have otherwise been discussed by the Parties are merely intended to define Licensee's royalty obligations to the Licensors in the event such sales performance is achieved. LICENSEE MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT IT WILL ACHIEVE ANY PARTICULAR SALES LEVEL OF SUCH LICENSED PRODUCT(S). Notwithstanding the foregoing, M.I.T. shall be entitled to terminate this Agreement pursuant to Section 8.2.

7.   INDEMNIFICATION; INSURANCE

7.1  INDEMNIFICATION.

     (a) INDEMNITY. Licensee shall indemnify, defend, and hold harmless M.I.T., BURF and their trustees, directors, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted to Licensee under this Agreement.

     (b) PROCEDURES. M.I.T. and BURF shall provide Licensee with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. and BURF to



*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.


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

     defend against any such claim. The Indemnitees shall cooperate fully with Licensee in such defense and will permit Licensee to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); PROVIDED, HOWEVER, that any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if the named parties to such proceeding (including any impleaded parties) include both Licensee and the Indemnitee and representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and Licensee. Licensee agrees to keep M.I.T. and BURF informed of the progress in the defense and disposition of such claim and to consult with M.I.T. and BURF with regard to any proposed settlement.

     7.2. INSURANCE. On and after the date on which the first clinical trial of a Licensed Product commences, Licensee shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance, which shall protect Licensee and Indemnitees with respect to events described in Section 7.1(a). Such insurance (i) shall list M.I.T. and BURF as additional insureds thereunder, (ii) shall be endorsed to include product liability coverage, and (iii) shall require thirty (30) days written notice to be given to M.I.T. and BURF prior to any cancellation or material change thereof. The limits of such insurance shall be reasonably consistent with industry practice. In the alternative, Licensee may self-insure subject to prior approval of the Licensors' Agent. Licensee shall provide the Agent with Certificates of Insurance evidencing compliance with this Section
7.2. Licensee shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Licensee or any Affiliate or Sublicensee continues to make, use, or sell a product that was a Licensed Product under this Agreement and thereafter for a period of five years.

8.   TERM AND TERMINATION

     8.1. TERM. The term of this Agreement shall commence on the Effective Date and shall extend until Licensee has no further obligation under Section 3 of this Agreement to make or cause to be made any royalty or other payment to the Licensors, unless earlier terminated in accordance with the provisions of this Agreement.

     8.2. TERMINATION BY LICENSORS.

     (a) NONPAYMENT. In the event Licensee fails to pay any amounts due and payable to Licensor hereunder, and fails to make such payments within 30 days after receiving written notice of such failure, the Licensors' Agent (on behalf of the Licensors) may terminate this Agreement immediately upon written notice to Licensee.

     (b) DUE DILIGENCE. In the event Licensee fails to comply with its due diligence obligations under Section 5.1(a) or Section 5.1(b) and fails to cure such failure as provided in Section 5.1, the Licensors' Agent (on behalf of the Licensors) may terminate this Agreement immediately upon written notice to Licensee.

     (c) MATERIAL BREACH. In the event Licensee commits a material breach of its obligations under this Agreement, except for a breach described in



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     Section 8.2(a) or 8.2(b), and fails to cure that breach within 60 days after receiving written notice thereof, the Licensors' Agent (on behalf of the Licensors) may terminate this Agreement immediately upon written notice to Licensee.

     8.3. TERMINATION BY LICENSEE. Licensee shall have the right to terminate this Agreement at any time by giving written notice to the Licensors' Agent.

     8.4. EFFECT OF TERMINATION.

     (a) Upon termination of this Agreement for any reason, nothing herein shall be construed to release any Party from any obligation that matured prior to the effective date of such termination.

     (b) The provisions of Sections 1 (Definitions), 3.1(c)(ii) (Royalty Reports and Payments, with respect to final report and payment), 3.2 (Records), 4.2 (Confidential Information), 5.2 (Compliance with Law), 6.2 (Warranty Disclaimer), 7.1 (Indemnification), 7.2 (Insurance), 8.4 (Effect of Termination), 9 (Dispute Resolution), 3.1(d) (Equity), 10 (Licensors' Agent), 11.4 (Governing Law) and 11.9 (Limitation of Liability) shall survive termination or expiration of this Agreement.

     (c) Licensee and its Sublicensees may, after termination of this Agreement, sell all Licensed Products that are in inventory at the time of termination and complete and sell Licensed Products that Licensee can demonstrate were in the process of manufacture at the time of such termination; PROVIDED, HOWEVER, that Licensee shall pay to the Licensors' Agent any running royalties due on the sale of such Licensed Products and shall submit reports in accordance with the terms of this Agreement.

     (d) Upon reasonable request, BURF shall confirm the terms of any sublicenses granted by Licensee to Third Parties pursuant to the terms of this Agreement; PROVIDED, HOWEVER, that (i) BURF shall have no obligation to agree to perform any obligations of or satisfy any liabilities of Licensee under such sublicenses; and (ii) each such Sublicensee shall enter into an agreement directly with BURF on substantially the same terms and conditions as this Agreement with respect to the sublicensed rights (other than the M.I.T. Collaboration Licensed Patents), including without limitation substantially the same terms with respect to payment of royalties on the Net Sales of Licensed Products.

9.   DISPUTE RESOLUTION

     9.1. MEDIATION. In the event any dispute arising out of or relating to this Agreement remains unresolved within 60 days from the date the affected Party informed the other Parties of such dispute, any Party may initiate mediation upon written notice to the other Parties ("Mediation Notice Date"), whereupon all Parties shall be obligated to engage in a mediation proceeding under the then-current Center for Public Resources ("CPR") Mediation Procedure for Business Disputes (available at http://www.cpradr.org), except that specific provisions of this Section shall override any inconsistent provisions of the CPR Mediation Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the Parties cannot agree upon the selection of a mediator within 15 business days after the Mediation Notice Date, then, upon the request of any



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Party, the CPR shall appoint the mediator. The Parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the Parties reach a written settlement; (ii) the mediator notifies the Parties in writing that they have reached an impasse; (iii) the Parties agree in writing that they have reached an impasse; or (iv) the Parties have not reached a settlement within 60 days after the Mediation Notice Date. Nothing in this
Section 9.1 shall prevent any Party from seeking a preaward attachment of assets or preliminary relief to enforce intellectual property rights or confidentiality obligations under this Agreement in a court of competent jurisdiction prior to resolution of the dispute through mediation.

     9.2. TRIAL WITHOUT JURY. If the Parties fail to resolve the dispute through mediation, or if no Party elects to initiate mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute; PROVIDED, HOWEVER, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

10.  LICENSORS' AGENT

     10.1.     [Reserved.]

     10.2. LICENSEE TO PAY AGENT. Licensee shall be fully protected in making all payments due under this Agreement to BURF. All royalty payments and other payments or consideration made or delivered by Licensee pursuant to this Agreement shall, as a matter of convenience, be made by Licensee to BURF. BURF shall be responsible for the allocation and payment or delivery of such amounts to each Licensor, pursuant to terms of the Brown - M.I.T. Agreement. Licensee shall have no obligation or liability with respect to the allocation of royalty payments or other payments or consideration between M.I.T. and BURF or with respect to any other obligations or liabilities of either M.I.T. or BURF to the other Licensor, whether arising under this Agreement or any other separate agreement between BURF and M.I.T.

     10.3. AMENDMENTS, CONSENTS, WAIVERS. Except as otherwise set forth herein, the Agent may take or refrain from taking any action under this Agreement, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any breach, all of which actions shall be binding upon each of the Licensors; PROVIDED, HOWEVER, that, without the written consent of M.I.T.:

          (a)  No reduction shall be made in the amounts payable pursuant to
     Section 3.1.

          (b)  No amendment to or modification of, or waiver with respect to,
     Section 5.1(b) (relating to obligations with respect to M.I.T. Collaboration Licensed Patents) shall be made.

          (c) No amendment to or modification of Schedule 1.14 with respect to M.I.T. Collaboration Licensed Patents shall be made.

          (d) No amendment to or modification of this Section 10.3 shall be made.

11.  GENERAL

     11.1. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of each Party and each Party's respective transferees, successors and assigns, PROVIDED, HOWEVER, that no Party shall have the right to assign this Agreement or its rights and obligations hereunder to any other Person without the prior written consent of the other Parties, except as expressly provided in this Section. Each Party may assign or otherwise transfer this



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Agreement and the licenses granted hereby and the rights acquired by it hereunder without such consent in connection with a sale or other transfer of such Party's entire business or that part of such Party's business to which the licenses granted hereby relates, provided, in all such cases, that any such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement or is so bound by operation of law. Any purported assignment in violation of the provisions of this paragraph shall be null and void.

     11.2. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with all schedules, exhibits and attachments hereto, constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous understandings and agreements, whether written or oral. All schedules, exhibits and attachments hereto are hereby incorporated into this Agreement by reference. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by each Party.

     11.3. NOTICES. Any notice, communication or payment required or permitted to be given or made hereunder shall be in writing and, except as otherwise expressly provided in this agreement, shall be deemed given or made and effective (i) when delivered personally; or (ii) when delivered by telex or telecopy (if not a payment); or (iii) when received if sent by overnight express or mailed by certified, registered or regular mail, postage prepaid, addressed to parties at their address stated below, or to such other address as such party may designate by written notice in accordance with the provisions of this
Section 11.3.

     If to BURF or to Licensors (through Licensors' Agent):


                    Brown University Research Foundation
                    Box 1949 or 42 Charlesfield St.
                    Providence, Rhode Island 02886
                    Attn: President.

     If to M.I.T., all matters relating to the license:

                    Technology Licensing Office, Room NE25-230
                    Massachusetts Institute of Technology
                    77 Massachusetts Avenue
                    Cambridge, MA 02139-4307
                    Attention: Director
                    Tel: 617-253-6966
                    Fax: 617-258-6790

     If to M.I.T., relating to
     any equity action after the initial issuance of shares:



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

                                    Massachusetts Institute of Technology
                                    Treasurer's Office
                                    238 Main Street
                                    Cambridge, MA 02142
                                    Attention: Phillips B. Moore
                                    Tel: 617-253-5422
                                    Fax: 617-258-6676

     Licensee:                      Cyberkinetics, Inc.
                                    109 Hazard Avenue
                                    Providence, Rhode Island 02906
                                    Attn: President

     With a copy to:                Ropes & Gray
                                    One International Place
                                    Boston, MA 02110
                                    Attn: Geoffrey B. Davis, Esq.
                                    Telecopier: 617-951-7050

     11.4. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the domestic substantive laws of the State of Rhode Island without regard to any choice or conflict of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction other than (i) United States federal law, to the extent applicable and (ii) in regard to any question affecting the construction or effect of any patent, the law of the jurisdiction under which such patent is granted.

     11.5. HEADINGS. Headings included herein are for convenience only, and shall not be used to construe this Agreement.

     11.6. INDEPENDENT CONTRACTORS. For the purposes of this Agreement and all services to be provided hereunder, each shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other party. No Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on any other Party, except as may be explicitly provided for herein or authorized in writing.

     11.7. SEVERABILITY. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

     11.8. NO WAIVER. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

     11.9.     [Reserved.]



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     11.10.    FORCE MAJEURE. No Party shall be liable to the other Parties for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control that it could not have avoided by the exercise of reasonable diligence. It shall notify the other Parties promptly in the event such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable; provided, however, that no Party shall be required to settle any labor dispute or disturbance.

     11.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same agreement.

                                    [Signature pages follow.]



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       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.



BROWN UNIVERSITY                                   CYBERKINETICS, INC.
RESEARCH FOUNDATION


By:                                      By:
   -------------------------------           ----------------------------------
Name:                                    Name:
      ----------------------------             --------------------------------
Title:                                   Title:
       ---------------------------              -------------------------------


MASSACHUSETTS INSTITUTE OF TECHNOLOGY


By:
   -------------------------------
Name:
      ----------------------------
Title:
       ---------------------------


*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.